SECOND AMENDMENT TO
                          SECOND AMENDED AND RESTATED
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


          THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "Agreement") is made effective as of the 30 day of November, 1998, by and among ALEXANDER & BALDWIN, INC., a Hawaii corporation (the "Parent"), a Hawaii corporation, A&B-HAWAII, INC., a Hawaii corporation ("A&B-Hawaii") (the Parent and A&B-Hawaii are hereinafter referred to jointly and severally as the "Borrowers" and individually as a "Borrower"), the banks (herein called, individually, a "Bank" and, collectively, the "Banks") from time to time party to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 31, 1996, (the "Credit Agree-ment") and FIRST HAWAIIAN BANK, a Hawaii corporation, as agent for the Banks (the "Agent").

I.   BACKGROUND.
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     A.    All capitalized terms used herein shall have the meanings set forth in the Credit Agreement except as otherwise expressly provided herein.

     B. The Banks other than The Bank of New York extended a revolving credit facility with a term loan feature to the Borrowers pursuant to the terms and conditions of the Credit Agreement.

     C. The Banks and the Borrowers entered into the First Amendment to the Credit Agreement, dated as of December 10, 1997 (the "First Amendment"), pursuant to which The Bank of New York became a Bank under the Credit Agreement.

     D. The Banks which shall have a Commitment hereunder from and after the date hereof are set forth on Schedule I attached hereto and Union Bank of California, N.A. shall not have any Commitment hereunder from and after the date hereof.

     E. The parties hereto intend that any outstanding Eurodollar Loan(s) and CD Loan(s) be repaid and/or reallocated in such a manner as to avoid prepayment before the expiration of their current Eurodollar Interest Period and CD Interest Period, as applicable, and that after repayment of any out-standing Loans from Union Bank of California, N.A. that Union Bank of California, N.A. shall not be a party to the Credit Agreement or be a "Bank" thereunder.

     F. The parties hereto have agreed to amend the Credit Agreement to (i) extend the Revolving Termination Date, (ii) specify the Revolving Commitments of the Banks as set forth on Schedule I attached hereto, and (iii) amend Sections 1.3, 1.6, and 7.1 A(ii) of the Credit Agreement as set forth herein.

     G. The Banks are willing to so amend the Credit Agreement in accordance with the terms and conditions of this Agreement.

II.  AGREEMENTS.
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     In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     A.    Termination Date.  The definition of "Termination Date" in
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Subsection 9.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

           "Termination Date": shall mean November 30, 2000, or the date to
            ----------------
     which such date is extended from time to time as provided in Section 1.1 B hereof.

     B.    Schedule I.  Schedule I to the Credit Agreement, as heretofore
           ----------
replaced by Schedule I to the First Amendment is hereby deleted and replaced with Schedule I attached hereto. From and after the date hereof, Union Bank of California, N.A. shall not have any Commitment under the Credit Agreement.

     C.    Reallocation of Existing Loans and Repayment of Union Bank of
           -------------------------------------------------------------
California, N.A.
----------------

     1. If on the date hereof there shall be any outstanding Prime Loans, on the date hereof with respect to each such Loan, as conditions to the effectiveness of this Agreement:

           (a) Not later than 8:00 am, Hawaii time, the Agent shall advise each Bank of such Bank's Proportional Share of such outstanding Loans deter-mined in accordance with the Commitments set forth on Schedule I attached hereto (the "Revised Proportional Share") and the amount by which such Bank's Revised Proportional Share exceeds or is less than such Bank's Proportional Share determined in accordance with the Commitments set forth on Schedule I to the First Amendment (the "Former Proportional Share").

           (b) To the extent that any Bank's Revised Proportional Share exceeds such Bank's Former Proportional Share, such Bank shall, not later than 10:00 am, Hawaii time, provide to the Agent at its office specified in Section
12.4 of the Credit Agreement, immediately available funds in Dollars such amount together with any accrued but unpaid interest on such amount determined in accordance with the Credit Agreement.

           (c) To the extent that any Bank's Former Proportional Share exceeds such Bank's Revised Proportional Share, the Agent shall, not later than 12:00 noon, Hawaii time, provide to such Bank immediately available funds in Dollars in such amount together with any accrued but unpaid interest on such amount determined in accordance with the Credit Agreement.

           (d) The Agent shall, not later than 12:00 noon, Hawaii time, provide to Union Bank of California, N.A., the outstanding principal amount of its Proportional Share of such Loan(s) with immediately available funds in Dollars together with any accrued but unpaid interest on such amount deter-mined in accordance with the Credit Agreement.

     2. If on the date hereof there shall be any outstanding CD Loans or Eurodollar Loans, each such outstanding CD Loan and Eurodollar Loan shall remain in effect until the expiration date(s) of the current related Eurodollar Interest Period(s) or CD Interest Period(s), as applicable. If the Borrowers have elected pursuant to Section 1.7 B. of the Credit Agreement to extend such Loan(s), such outstanding Loan(s) shall be reallocated and repaid in the manner specified in subsections (a) through (d) below. Any such Loan(s) converted to a Prime Loan pursuant to said Section 1.7 B. shall be reallocated and repaid in the manner specified in Subsections (a) through (d) of Section II. D. 1., above, on the last day of the relevant CD Interest Period or Eurodollar Interest Period.

           (a) Not later than 8:00 am, Hawaii time, on the second Business Domestic Day or Eurodollar Business Day, as applicable, prior to the last day of the relevant CD Interest Period or Eurodollar Interest Period, the Agent shall advise each Bank of such Bank's Revised Proportional Share of such out-standing Loan and the amount by which such Bank's Revised Proportional Share exceeds or is less than such Bank's Former Proportional Share.

           (b) To the extent that any Bank's Revised Proportional Share exceeds such Bank's Former Proportional Share, such Bank shall, not later than 10:00 am, Hawaii time, on the last day of such CD Interest Period or Eurodollar Interest Period provide to the Agent at its office specified in Section 12.4 of the Credit Agreement, immediately available funds in Dollars such amount together with any accrued but unpaid interest on such amount determined in accordance with the Credit Agreement.

           (c) To the extent that any Bank's Former Proportional Share exceeds such Bank's Revised Proportional Share, the Agent shall, not later than 12:00 noon, Hawaii time, on the last day of such CD Interest Period or Eurodollar Interest Period, provide to such Bank immediately available funds in Dollars in such amount together with any accrued but unpaid interest on such amount determined in accordance with the Credit Agreement.

           (d) The Agent shall, not later than 12:00 noon, Hawaii time, on the last day of such CD Interest Period or Eurodollar Interest Period, provide to Union Bank of California, N.A., the outstanding principal amount of its Proportional Share of such Loan(s) with immediately available funds in Dollars together with any accrued but unpaid interest on such amount determined in accordance with the Credit Agreement.

     3. On the date on which Union Bank of California, N.A. shall have received repayment in full of all Loans made by Union Bank of California, N.A. and any other amounts payable to or on account of Union Bank of California, N.A., Union Bank of California, N.A. shall cease to be a party to the Credit Agreement, shall cease for all purposes to be a Bank hereunder and Union Bank of California, N.A. shall return to the Agent for cancellation by the Borrowers the Revolving Credit Note, dated April 1, 1989, in the amount of fifteen million dollars ($15,000,000.00).

     D.    Facility Fee.
           ------------

     1. Subsection 1.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

           "Section 1.3  Fee for Revolving Credit Commitment.  The Borrowers
                         -----------------------------------
     agree to pay the Agent, for distribution to the Banks ratably according to their respective Commitments, a facility fee computed on the basis of the actual number of days elapsed and a 365-day year, payable from time to time at the rate of one-eighth of one percent (0.125%) per annum on the full amount of each Bank's Commitment. The facility fee shall be determined at the aforesaid rate from the date of the Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement to and including the Termination Date. Except as otherwise provided in Section 1.4 below, the facility fee will be payable quarterly in arrears not later than the fifteenth day of each January, April, July and October, for the quarter ending on the last day of the previous month commencing April 15, 1998."

     2. The term "Commitment Fee" as it appears in the Credit Agreement is hereby amended in each instance to "Facility Fee".

     E.    Term Notes.
           ----------

           (a) Subsection 1.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

           "Section 1.6 Term Notes.  The obligation of the Borrowers to repay
                        ----------
     the amount of their Term Loan to each Bank shall be evidenced by a promissory note of the Borrowers (a "Term Note," and collectively, the "Term Notes"), in substantially the form of Exhibit B hereto, with appropriate insertions, dated the date of such Term Loan, which shall bear interest on the unpaid principal amount of each installment thereof at the rate provided in Section 1.7, and shall be payable in twelve substantially equal quarterly installments, each equal to one-twelfth of the original principal balances of such Term Note, on the last Business Day of September, December, March and June of each year commencing the first such day after the date of the Term Note, all as set forth in such Term Note; provided, however, that the twelfth such installment shall be in an amount sufficient to repay in full the unpaid principal amount thereof."

           (b) The form of the Term Note attached as Exhibit B to the Credit Agreement is hereby amended by the deletion of the word "twenty" in the first paragraph thereof and its replacement with the word "twelve".

     F.    Financial Covenants.  Subsection 7.1A (ii) of the Credit Agreement
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is hereby deleted in its entirety and replaced with the following:

           (ii) Notwithstanding the provisions of Section 7.1 A (i), the Parent's Consolidated Tangible Net Worth may decline below the amount then permitted under Section 7.1 A (i), but in no event more than $125,000,000 below such amount, in an amount equal to the aggregate consideration paid by the Parent to its shareholders to repurchase shares of its capital stock as permitted by Section 7.8 B hereof; provided, that if Consolidated
                                                 --------
     Tangible Net Worth has already declined by $125,000,000 below such amount, it may decline by up to an additional $1,000,000 as a result of such repurchases permitted under the second sentence of the second paragraph of
     Section 7.8 B hereof."

     G.    Confirmation of Warranties and Covenants; No Event of Default.  All
           -------------------------------------------------------------
of the continuing warranties of the Borrowers contained in the Credit Agreement, are hereby confirmed and reaffirmed by the Borrowers as being true, valid and correct as of the date of this Agreement. The Borrowers represent and warrant that no Event of Default exists as of the date of this Agreement.

     H.    No Defenses.  The Borrowers acknowledge that the neither of them has
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any offsets, counterclaims, deductions, or defenses to payment or performance of its duties and obligations under the Credit Agreement.

     I.    Full Force and Effect.  The provisions of the Credit Agreement and
           ---------------------
of the First Amendment are hereby amended to conform with this Agreement, and in the event of any conflict between the provisions of this Agreement and the provisions of the Credit Agreement or of the First Amendment, the provisions of this Agreement shall control; but in all other respects, the provisions of the Credit Agreement and of the First Amendment shall continue in full force and effect.

     J.    Rights of the Banks.  This Agreement is made on the express
           -------------------
condition that nothing contained herein shall in any way be construed as affecting, impairing, or waiving any rights of the Banks under the Credit Agreement.

     K.    Bind and Inure.  This Agreement shall be binding upon and inure to
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the benefit of the Banks, the Borrowers and their respective successors and assigns.

     L.    Applicable Law, Severability.  This Agreement shall be governed by
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and interpreted in accordance with the laws of the State of California.  If any provision of this Agreement is held to be invalid or unenforceable, the validity or enforceability of the other provisions shall remain unaffected.

     M.    Paragraph Headings.  The headings of paragraphs in this Agreement
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are inserted only for convenience and shall in no way define, describe, or limit the scope or intent of any provision of this Agreement.

     N.    Counterparts and Facsimile Signatures.  The parties to this Agree-
           -------------------------------------
ment agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. For all purposes, including, without limitation, recordation and delivery of this Agreement, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document. The submission of a signature page transmitted by facsimile telecopy (or similar electronic transmission facility) shall be fully binding and in full effect for all purposes under this Agreement. In such event, original signature pages shall be delivered within a reasonable time and substituted for the facsimile signature pages in the counterpart copies upon receipt.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALEXANDER & BALDWIN, INC.          FIRST HAWAIIAN BANK

By /s/ Thomas A. Wellman           By /s/ Adolph F. Chang
Its Controller & Assistant         Its Vice President
Treasurer
                                                     As a "Bank" and as "Agent"
By /s/ G. R. Rogers
Its Exec. Vice President,
Chief Financial Officer &          BANK OF AMERICAN NATIONAL
Treasurer                          TRUST AND SAVINGS ASSOCIATION

                                   By /s/ James P. Johnson
                                   Its Managing Director

                                                  As a "Bank" and as "Co-Agent"

A&B-HAWAII, INC.                   BANK OF HAWAII

By /s/ Thomas A. Wellman           By /s/ Robert M. Wheeler III
Its Vice President &               Its Vice President
Asst. Treasurer
                                                                    As a "Bank"

By /s/ G. R. Rogers
Its Sr. Vice President,            THE BANK OF NEW YORK
Chief Financial Officer &
Treasurer                          By /s/ Elizabeth T. Ying
                                   Its Vice President
               "Borrowers"
                                                                    As a "Bank"

UNION BANK OF CALIFORNIA, N.A.

By /s/ Susan D. Biba
Its Vice President

          As a "Departing Bank"

                            SCHEDULE I


                                                Commitments
                                                -----------

     First Hawaiian Bank                        $ 45,000,000
     Bank of America National
     Trust and Savings Association                45,000,000
     Bank of Hawaii                               30,000,000
     The Bank of New York                         20,000,000
                                                ------------
      TOTAL:                                    $140,000,000